December 22, 2006



VIA EDGAR


Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549

Re:   DWS Investment Trust (the "Registrant)
      Post-Effective Amendment No. 159 to Registration Statement on Form N-14 Accession No. 0000088053-06-001501
      (File No. 002-13628; 811-00043)

Ladies and Gentlemen:

Pursuant to Rule 477 under the Securities Act of 1933, as amended (the "Act"), the Registrant hereby requests the withdrawal of its Post-Effective Amendment No. 159 to the Registration Statement on Form N-1A (Accession No.
0000088053-06-001501) previously filed with the Securities and Exchange Commission via EDGAR on December 1, 2006 pursuant to Rule 485(a) under the Act.

The Registrant requests withdrawal of Post-Effective Amendment No. 159 (Accession No. 0000088053-06-001501) because it was inadvertently filed identifying incorrect series and class identifiers.

Thank you for your assistance. Please contact Thomas Connors at 617-295-3357 with any questions.

                                           Sincerely,
                                           DWS Investment Trust

                                           /s/John Millette
                                           --------------------------
                                           John Millette
                                           Vice President and Secretary